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                                                                   EXHIBIT 10.18



                          CHANGE OF CONTROL AGREEMENT



        This Change of Control Agreement (the "Agreement") is made and entered into as of July 14, 2000 (the "Effective Date"), by and between McAfee.com, a Delaware corporation (the "Company") and Evan Collins ("Executive").

                                    RECITALS

        The Company recognizes that the possibility of a change of control or other event may occur which may change the nature and structure of the Company and that uncertainty regarding the consequences of such events may adversely affect the Company's ability to retain its key employees. The Company also recognizes that the Executive possesses an intimate and essential knowledge of the Company upon which the Company may need to draw for objective advice and continued services in connection with any acquisition of the Company or other change of control that is potentially advantageous to the Company's stockholders. The Company believes that the existence of this Agreement will serve as an incentive to Executive to remain in the employ of the Company and will enhance its ability to call on and rely upon the Executive in connection with a change of control.

        The Company and the Executive desire to enter into this Agreement in order to provide additional compensation and benefits to the Executive and to encourage Executive to continue to devote his full attention and dedication to the Company and to continue his Change of Control with the Company.

        1. Definitions. As used in this Agreement, unless the context requires a different meaning, the following terms shall have the meanings set forth herein:

               (a) "Business Combination" means:

                          (i) any "person" (as such term is used in Sections
13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or Network Associates, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities;

                          (ii) the Company is party to a merger or consolidation
which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

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                          (iii) the sale or disposition of all or substantially
all of the Company's assets (or any transaction having similar effect is consummated); or

               (b) "Cause" means:

                          (i) theft, a material act of dishonesty, fraud, the
intentional falsification of any Change of Control or Company records or the commission of any criminal act which impairs Executive's ability to perform his duties under this Agreement;

                          (ii) breach of the name of Employee Inventions and
Proprietary Rights Assignment Agreement signed by Employee; or

                          (iii) continued violations by the Employee of the
Employee's obligations which are demonstrably willful and deliberate on the Employee's part after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his duties.

               (c) "Change of Control" means:

                          (i) a change in the composition of the Board of
Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

                          (ii) the dissolution or liquidation of the Company; or

                          (iii) a Business Combination of NETA (applying the
definition of Section 1(a) above but with regard to NETA (i.e., substituting "NETA" for the "Company") while NETA owns at least 50.1% of the voting power of the Company.

               (d) "Good Reason" means the occurrence of any of the following conditions, without Executive's written consent, which condition(s) remain(s) in effect twenty (20) days after written notice to the Board from Executive of such condition(s):

                          (i) a five percent (5%) decrease in Executive's base
salary and/or a material decrease in Executive's bonus compensation or employee benefits following a Change of Control;

                          (ii) a demotion, a material reduction in Executive's
position, responsibilities or duties, or a material, adverse change in Executive's substantive functional responsibilities or duties, as measured against Executive's position, responsibilities or duties immediately prior to such change causing it to be of materially less stature or responsibility;



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                          (iii) in the event of the relocation of Executive's
work place for the Company to a location more than fifty (50) miles from the Executive's principal place employment Control immediately prior to the Change of Control;

                          (iv) any material breach of this Agreement by the
Company; or

                          (v) any failure or refusal of a successor company to
assume the Company's obligations under this Agreement as required by Section 14.

               (e) "Permanent Disability" means that:

                          (i) the Executive has been incapacitated by bodily
injury or disease so as to be prevented thereby from performing the essential functions of the Executive's job with or without reasonable accommodation;

                          (ii) such total incapacity shall have continued for a
period of six consecutive months; and

                          (iii) such incapacity will, in the opinion of a
qualified physician, be permanent and continuous during the remainder of the Executive's life.

               (f) "Termination Upon a Change of Control" means any termination
(i) of the Executive by the Company without Cause (A) within twelve (12) months after the date of the closing of the Change of Control; or (B) after the signing but before the closing of the Change of Control or (ii) by Executive for Good Reason within 12 months after a Change of Control.

        "Termination Upon Change of Control" shall not include any termination of employment of the Executive (a) by the Company for Cause; (b) by the Company as a result of the Permanent Disability of the Executive; (c) as a result of the death of the Executive; or (d) as a result of the voluntary termination of employment by the Executive for reasons other than Good Reason within twelve
(12) months after the occurrence of any Change of Control.

               (g) "Total Annual Earnings" means the sum of the Executive's annual salary excluding any bonus payments.

        2. Position and Duties. Executive shall continue to be an at-will Executive of the Company employed in his current position at his then current salary rate. Executive shall also be entitled to continue to participate in and to receive benefits on the same basis as other executive or senior staff members under any of the Company's employee benefit plans as in effect from time to time. In addition, Executive shall be entitled to the benefits afforded to other employees similarly situated under the Company's vacation, holiday and business expense reimbursement policies. Executive agrees to devote his full business time, energy and skill to his duties at the Company. These duties shall include, but not be limited to, any duties consistent with his position which may be assigned to Executive from time to time.



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        3. No Benefits Prior to a Change of Control. Except as provided specifically herein, prior to a Change of Control, Executive's termination of employment with the Company for any reason, including an involuntary termination by the Company without Cause or Executive's voluntary termination of employment with the Company for Good Reason, shall not entitle Executive to any compensation or benefits from the Company other than those earned under Section 2 above through the date of Executive's termination of employment.

        4. Option and Restricted Stock Acceleration Prior to a Change of Control. In the event that an acquiring company or any successor company does not assume or substitute equivalent options for all outstanding stock options granted by the Company to the Executive prior to the Change of Control, then (i) such stock options shall become fully vested and exercisable immediately prior to the Change of Control and the Company shall give Executive at least ten days prior notice of such acceleration of vesting and (ii) any restricted stock of the Company owned by Executive shall become fully vested and the Company's right of repurchase shall lapse in full.

        5. Termination Upon a Change of Control. In the event of the Executive's Termination Upon a Change of Control and Executive signing a Release of Claims pursuant to Section 14 of this Agreement, Executive shall be entitled to the following separation benefits:

                          (i) all salary, accrued but unused vacation earned
through the date of Executive's termination and Executive's target bonus for the year in which termination occurs, pro rated through the date of Executive's termination;

                          (ii) twelve (12) months of Executive's Total Annual
Earnings as in effect as of the date of such termination, less applicable withholding, paid in a lump sum within thirty (30) days after the date of Executive's termination upon a Change of Control;

                          (iii) all stock options granted by the Company to the
Executive prior to the Change of Control shall become fully vested and exercisable as of the date of the termination to the extent such stock options remain outstanding and unexercised at the time of such Termination Upon Change of Control;

                          (iv) all restricted stock of the Company owned by
Executive shall be fully vested and any repurchase rights shall lapse;

                          (v) within reasonable time following submission of
proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to his termination of Change of Control;

                          (vi) reimbursement to the Executive for the same level
of health coverage and benefits as in effect for the Executive on the day immediately preceding the day of the Executive's termination of employment with the Company; provided, however, that (i) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period



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prescribed pursuant to COBRA. The Company shall continue to reimburse Executive for continuation coverage until the earlier of (i) the date Executive is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) one year from the termination date. Executive shall be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period

                          (vii) Executive shall receive the benefits, if any,
under the Company's 401(k) Plan and other Company benefit plans to which he may be entitled pursuant to the terms of such plans.

        6. Payment of Taxes. All payments made to Executive under this Agreement shall be subject to all applicable federal state local and foreign (if applicable) income, employment and payroll taxes.

        7. Exclusive Remedy. Under any claim for breach of this Agreement or wrongful termination, the payments and benefits provided for in Section 5 shall constitute the Executive's sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Executive and the Company in the event of Executive's termination. Except as expressly set forth herein, the Executive shall be entitled to no other compensation, benefits, or other payments from the Company as a result of any termination of employment with respect to which the payments and/or benefits described in Section 4 have been provided to the Executive.

        8. Proprietary and Confidential Information. The Executive agrees to continue to abide by the terms and conditions of the Company's Employee Proprietary Rights and Invention Assignment Agreement between the Executive and the Company.

        9. Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration in Santa Clara County, California or elsewhere by mutual agreement. The selection of the arbitrator and procedure shall be governed by the National Rules for the Resolution of Change of Control Disputes of the American Arbitration Association. The arbitrator shall be someone with an Change of Control law background and from the AAA Commercial Arbitration Panel, or if both parties agree, the Judicial Arbiters Group. Notwithstanding the above, this arbitration provision shall not preclude either party from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims including any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or confidential and proprietary information or the breach of any provisions by Executive of the Company's confidentiality and/or proprietary rights agreement between the Executive and Company. All costs and expenses of arbitration or litigation, including but not limited to attorneys fees and other costs reasonably incurred by the Executive, shall be paid by the Company. Judgment may be entered on the award of the arbitration in any court having jurisdiction.

        10. Limitation of Payments and Benefits.



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               (a) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee's severance benefits under Section 3(a)(1) shall be either

                      (A)    delivered in full, or

                      (B) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any taxes due under
Section 4999 shall be the responsibility of the employee.

               (b) If a reduction in the payments and benefits that would otherwise be paid or provided to the Employee under the terms of this Agreement is necessary to comply with the provisions of Section 5(a), the Employee shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of such payments or benefits (including but not limited to the number of options that would vest under Section 3(a)) subject to reasonable limitations (including, for example, express provisions under the Company's benefit plans) (so long as the requirements of Section 5(a) are met). Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of Section 5(c), the Employee shall notify the Company in writing regarding which payments or benefits are to be reduced. If no notification is given by the Employee, the Company will determine which amounts to reduce. If, as a result of any reduction required by Section 5(a), amounts previously paid to the Employee exceed the amount to which the Employee is entitled, the Employee will promptly return the excess amount to the Company.

               (c) Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company's Accountants immediately prior to Change of Control, whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may, after taking into account the information provided by the Employee, make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.



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        11. Interpretation. Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the internal substantive laws of the State of California, without regard to such state's conflict of laws rules.

        12. Conflict in Benefits. This Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Agreement and shall be the exclusive agreement for the determination of any payments and accelerated option vesting due upon Executive's termination of employment or a Change of Control; provided, however, that this Agreement is not intended to and shall not affect, limit or terminate
(i) any plans, programs, or arrangements of the Company that are regularly made available to similarly-situated employees of the Company, (ii) any agreement or arrangement with the Executive that has been reduced to writing and which does not relate to the subject matter hereof, (iii) any indemnification rights described below, or (iv) any agreements or arrangements hereafter entered into by the parties in writing, except as otherwise expressly provided herein.

        13. Release of Claims. No benefits shall be paid to Executive under this Agreement unless and until the Executive shall, in consideration of the payment of such benefit, execute a release of claims in a form satisfactory to the Company; provided, however, that such release shall not apply to any prior right of Executive to be indemnified by the Company.

        14. Successors and Assigns.

               (a) Successors of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession transaction shall be a breach of this Agreement and shall entitle the Executive to terminate his Change of Control with the Company within three months thereafter and to receive the benefits provided under Section 5 of this Agreement in the event of Termination Upon a Change of Control. As used in this Agreement, "Company" shall mean the Company as defined above and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 15 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

               (b) Heirs of Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

        15. Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:



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                      If to the Company:            McAfee.com
                                                    3965 Freedom Circle
                                                    Santa Clara, CA  95054
                                                    Attn: General Counsel

and if to the Executive at the address specified at the end of this Agreement. Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        16. No Representations. Executive acknowledges that he/she is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

        17. Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

        18. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by Executive and the Company.



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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.


                                        McAFEE.COM


Date: July 14, 2000                     By: /s/ Frank Gill
      -------------------                  -------------------------------------
                                        Title: Chairman - Compensation Committee



                                        EXECUTIVE:


Date: July 14, 2000                     /s/ Evan Collins
      -------------------               ----------------------------------------
                                        Executive's Signature

Address for Notice:
McAfee.com
-------------------------
535 Oakmead Parkway
-------------------------
Sunnyvale, CA 94085
-------------------------



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